EX 99.28(d)(4)(iii)

Amendment

to the Investment Sub-Advisory Agreement Among

Jackson National Asset Management, LLC,

BlackRock International Limited, and

Jackson Variable Series Trust

This Amendment is made by and among Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), BlackRock International Limited, a corporation existing under the laws of Scotland and registered investment adviser (“Sub-Adviser”), and Jackson Variable Series Trust, a Massachusetts business trust (“Trust”).

Whereas, the Adviser, the Sub-Adviser, and the Trust entered into an Investment Sub-Advisory Agreement effective as of the 27th day of April, 2015 (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to an investment portfolio of the Trust (the “Fund”), as listed on Schedule A to the Agreement.

Whereas, the parties have agreed to amend the following section of the Agreement:

Section 3. “Management.”

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

The following shall be inserted as sub-paragraph q) in Section 3. “Management.” under the heading entitled: “The Sub-Adviser further agrees that it:”

q)
at its expense, will furnish: (i) all necessary facilities and personnel, including salaries, expenses, and fees of any personnel required for the Sub-Adviser to faithfully perform its duties under this Agreement; and (ii) administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement.

In Witness Whereof, the Adviser, the Sub-Adviser, and the Trust have caused this Amendment to be executed as of this 30 day of December, 2016, effective December 14, 2016.

Jackson National Asset Management, LLC		BlackRock International Limited

By:	/s/ Mark D. Nerud	By:	/s/ Michael J. Ferraro
Name:	Mark D. Nerud	Name:	Michael J. Ferraro
Title:	President and CEO	Title:	Director, Financial Institutions Group

Jackson Variable Series Trust

By:	/s/Adam C. Lueck
Name:	Adam C. Lueck
Title:	Assistant Secretary